Exhibit 5.1

Pillsbury Winthrop Shaw Pittman LLP

12255 El Camino Real, Suite 300 | San Diego, CA 92130-4088 | tel 619.234.5000 | fax 858.509.4010

September 13, 2017

Invitae Corporation

1400 16th Street

San Francisco, CA 94103

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We are acting as counsel for Invitae Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) relating to the registration under the Securities Act of 1933 (the “Act”) of 631,668 shares (the “Shares”) of common stock, par value $0.0001 per share (the “Common Stock”), of the Company, to be issued in connection with the Company’s offer to exchange 0.3056 of a share of Common Stock for each outstanding Series F warrant to acquire one share of common stock of CombiMatrix Corporation, validly tendered and not withdrawn in the offer (the “Exchange Offer”), which Exchange Offer is described in such Registration Statement.

We have reviewed and are familiar with such corporate proceedings and other matters as we have considered relevant or necessary for the opinions expressed in this letter. Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued in accordance with the terms of the Exchange Offer, will be validly issued, fully paid and nonassessable. The opinions set forth in this letter are limited to the General Corporation Law of the State of Delaware, as in effect on the date hereof.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus/Offer to Exchange included therein. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP